Exhibit 10.1

SHARE EXCHANGE AND REORGANIZATION AGREEMENT, dated as of September 30, 2005 (the “Agreement”), between GOLDEN HEALTH HOLDINGS, INC., a Nevada corporation (“Golden Health”); and JOY POWER INTERNATIONAL HOLDINGS LIMITED, a Hong Kong (“HK”) corporation (“Joy Power”), and THE SHAREHOLDERS OF JOY POWER, each of which is identified in Schedule A hereto (the “Joy Power Shareholders”).

INTRODUCTION

Golden Health desires to acquire all of the issued and outstanding shares of Joy Power capital stock solely in exchange for an aggregate of 54,000,000 shares of authorized, but theretofore unissued, shares of common stock, par value $0.001 per share (the “Golden Health Common Stock”), of Golden Health, pursuant to the applicable laws of the State of Nevada and HK.  The Joy Power Shareholders signatory hereto each desires to exchange all of their respective shares of Joy Power capital stock solely for shares of Golden Health Common Stock in the respective amounts set forth herein.

Prior to the date hereof, the respective board of directors or analogous governing body of each of Golden Health and Joy Power have approved and adopted this Agreement, and it is the intent of the parties hereto that the transactions contemplated hereby be structured so as to qualify as a tax-free exchange under Subchapter C of the Internal Revenue Code of 1986, as amended (the “IRC”), and the provisions of this Agreement will be interpreted in a manner consistent with this intent.

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, and covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I

ACQUISITION AND EXCHANGE OF SHARES

Section 1.01         The Agreement.  The parties hereto hereby agree that Golden Health shall acquire all of the issued and outstanding shares of capital stock of Joy Power and/or other securities representing equity ownership interests in Joy Power (the “Joy Power Capital Stock”) solely in exchange for an aggregate of 54,000,000 shares of authorized, but theretofore unissued, shares of Golden Health Common Stock. The parties hereto agree that at the closing of the transactions contemplated by this Agreement (the “Closing”): (i) Joy Power will become a wholly-owned subsidiary of Golden Health subject to the conditions and provisions of Section 1.06 hereof; and (ii) the management and business operations of Golden Health will be reorganized.

Section 1.02         Exchange of Shares.

(a)           At the Closing, Golden Health will cause to be issued and held for delivery to the Joy Power Shareholders or their designees, stock certificates representing an aggregate of 54,000,000 shares of Golden Health Common Stock, in exchange for all of the issued and outstanding shares of Joy Power Capital Stock or other equity interests in Joy Power, which shares or other interests will be delivered to Golden Health at the Closing.

(b)           The shares of Golden Health Common Stock to be issued pursuant to paragraph (a) of this Section 1.02 will be authorized, but theretofore unissued, shares of Golden Health Common Stock.  Such shares of Golden Health Common Stock will be issued to the Joy Power Shareholders in the respective amounts set forth in Schedule A hereto and, by this reference, made a part hereof.

(c)           All shares of Golden Health Common Stock to be issued hereunder shall be deemed “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and each recipient will represent in writing that he or she is acquiring said shares for investment purposes only and without the intent to make a further distribution of the shares.  All shares of Golden Health Common Stock to be issued under the terms of this Agreement shall be issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.  Certificates representing the shares of Golden Health Common Stock to be issued hereunder will bear a restrictive legend in substantially the following form:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered for sale, sold, or otherwise disposed of, except in compliance with the registration provisions of such Act or pursuant to an exemption from such registration provisions, the availability of which is to be established to the satisfaction of the Company.

Section 1.03         Closing.  The Closing will take place at a date and time (the “Closing Date”) and place to be mutually agreed upon by the parties hereto, and will be subject to the provisions of Articles IV and V of this Agreement.  At the Closing:

(a)           Joy Power will deliver to Golden Health stock certificates representing all of the issued and outstanding shares of Joy Power Capital Stock, duly endorsed, so as to make Golden Health the holder thereof, free and clear of all claims and encumbrances;

(b)           Golden Health will deliver to the Joy Power Shareholders or their designees, stock certificates representing an aggregate of 54,000,000 shares of Golden Health Common Stock,

which certificates will bear a standard restrictive legend in the form customarily used with restricted securities and as set forth in Section 1.02(c) above and which shares shall represent approximately 33.3% of the outstanding Golden Health Common Stock giving effect to the issuance thereof;

(c)           Golden Health will deliver the officer’s certificates described in Sections 4.02(a), 4.02(b), and 4.02(c) hereof, dated the Closing Date, that, among other things, all representations, warranties, covenants, and conditions set forth herein by Golden Health are true and correct as of, or have been fully performed and complied with by, the Closing Date; and

(d)           Joy Power and the Joy Power Shareholders will deliver the officer’s certificates described in Sections 4.01(a), 4.01(b), 4.01(c), and 4.01(d) hereof, dated the Closing Date, that, among other things, all representations, warranties, covenants, and conditions set forth herein by Joy Power are true and correct as of, or have been fully performed and complied with by, the Closing Date.

Section 1.04         Ratification by Board of Directors and by Written Consent of Shareholders.  In anticipation of this Agreement, Golden Health has taken all necessary and requisite corporate and other action, including without limitation, actions of the Board of Directors and stockholders of Golden Health, in order to:

(a)           ratify this Agreement and all transactions contemplated hereby; and

(b)                                 ratify the proposed amendment to Golden Health’s Articles of Incorporation to change the corporate name to Joy Power Holdings, Inc. and increase the authorized capitalization of Golden Health to 300,000,000 shares of common stock.

Section 1.05         Consummation of Transaction.  If at the Closing, no condition exists which would permit any of the parties to terminate this Agreement, or a condition then exists and the party entitled to terminate because of that condition elects not to do so, then the transactions herein contemplated shall be consummated upon such date, and then and thereupon, Golden Health will file any additional necessary documents that may be required by the State of Nevada, the United States of America, HK, or otherwise.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.01         Representations and Warranties of Golden Health.  Golden Health hereby represents and warrants to, and agrees with, Joy Power and the Joy Power Shareholders:

(a)           Organization and Qualification.  Golden Health has no subsidiaries or affiliated corporation or owns any interest in any other enterprise (whether or not such enterprise is a corporation).  Golden Health is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with all requisite power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and other tribunals, to own, lease, license, and use its properties and assets and to carry on the businesses in which it is now engaged and the businesses in which it contemplates engaging.  Golden Health is duly qualified to transact the businesses in which it is engaged and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its businesses makes such qualification necessary.

(b)           Capitalization.  The authorized capital stock of Golden Health consists of 50,000,000 shares of Golden Health Common Stock, of which 45,800,000 shares are outstanding.  Each of such outstanding shares of Golden Health Common Stock is validly authorized, validly issued, fully paid, and nonassessable, has not been issued and is not owned or held in violation of any preemptive or similar right of stockholders and is owed by the owner set forth in Section A of the letter, of even date herewith, from Golden Health to Joy Power and the Joy Power Shareholders (the “Golden Health Disclosure Letter”), which letter shall be completed and delivered to Joy Power and the Joy Power Shareholders on or prior to October 15, 2005 (the “Due Diligence Date”) in each case free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders’ agreements, and voting trusts.  Except as described in Section A of the Golden Health Disclosure Letter, there is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of Golden Health or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of Golden Health.  Except as described in Section A of the Golden Health Disclosure Letter, there is outstanding no security or other instrument convertible into or exchangeable for capital stock of Golden Health.

(c)           Financial Condition.  Golden Health has delivered, or on or prior to the Due Diligence Date shall deliver, to Joy Power and the Joy Power Shareholders true and correct copies of the following:  audited balance sheet of Golden Health as of September 30, 2002; unaudited balance sheet of Golden Health as of March 31, 2002 and 2003; audited statements of income, statements of stockholders’ equity, and statements of cash flows of Golden Health for the period from February 12, 2002 (the “Bankruptcy Termination Date”) through September 30, 2002; and the unaudited statement of income, statement of stockholders’ equity, and statement of cash flows of Golden Health for the six months ended March 31, 2002 and 2003.  Each such balance sheet presents fairly the financial condition, assets, liabilities, and stockholders’ equity of Golden Health as of its respective date; each such statement of income and statement of stockholders’ equity presents fairly the results of operations of Golden Health for the period indicated; and each such statement of cash flows presents fairly the information purported to be shown therein.  The financial statements referred to in this Section 2.01(c) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and are in accordance with the books and records of Golden Health.  Since March 31, 2003:

(i)            There has at no time been a material adverse change in the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Golden Health.

(ii)           Golden Health has not authorized, declared, paid, or effected any dividend or liquidating or other distribution in respect of its capital stock or any direct or indirect redemption, purchase, or other acquisition of any stock of Golden Health.

(iii)          The operations and businesses of Golden Health have been conducted in all respects only in the ordinary course.

There is no fact known to Golden Health which materially adversely affects or in the future (as far as Golden Health can reasonably foresee) may materially adversely affect the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Golden Health; provided, however, that Golden Health expresses no opinion as to political or economic matters of general applicability.  Golden Health has made known, or caused to be made known, to the accountants or auditors who have prepared, reviewed, or audited the aforementioned consolidated financial statements all material facts and circumstances which could affect the preparation, presentation, accuracy, or completeness thereof.

(d)           Tax and Other Liabilities.  Golden Health does not have any material liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state, local, or foreign taxes and penalties, interest, and additions to tax (“Taxes”), and liabilities to customers or suppliers, other than the following:

(i)            Liabilities for which full provision has been made on the consolidated balance sheet and the notes thereto (the “Last Golden Health Balance Sheet”) as of March 31, 2003 (the “Last Golden Health Balance Sheet Date”) referred to in Section 2.03; and

(ii)           Other liabilities arising since the Last Golden Health Balance Sheet Date and prior to Closing in the ordinary course of business (which shall not include liabilities to customers on account of defective products or services) which are not inconsistent with the representations and warranties of Golden Health or any other provision of this Agreement.

Without limiting the generality of the foregoing, the amounts set up as provisions for Taxes on the Last Golden Health Balance Sheet are sufficient for all known accrued and unpaid Taxes of Golden Health, whether or not due and payable and whether or not disputed, under tax laws, as in effect on the Last Golden Health Balance Sheet Date or now in effect, for the period ended on such date and for all fiscal periods prior thereto.  The execution, delivery, and performance of this Agreement by Golden Health will not cause any Taxes to be payable other than by the Joy Power Shareholders or cause any lien, charge, or encumbrance to secure any Taxes to be created either immediately or upon the nonpayment of any Taxes other than on the properties or assets of the Joy Power Shareholders.  Since the Bankruptcy Termination Date, a copy of the order (the

“Bankruptcy Termination Order”) relating to which has been, or on or prior to the Due Diligence Date will be, delivered to Joy Power and the Joy Power Shareholders, Golden Health has filed all federal, state, local, and foreign tax returns required to be filed by it; has delivered or, on or prior to the Due Diligence Date, will deliver to the Joy Power Shareholders a true and correct copy of each such returns which was filed since the Bankruptcy Termination Date; has paid (or has established on the Last Golden Health Balance Sheet a reserve for) all Taxes, assessments, and other governmental charges payable or remittable by it or levied upon it or its properties, assets, income, or franchises which are due and payable; and has delivered or, on or prior to the Due Diligence Date, will deliver to the Joy Power Shareholders a true and correct copy of any report as to adjustments received by it from any taxing authority since the Bankruptcy Termination Date and a statement as to any litigation, governmental or other proceeding (formal or informal), or investigation pending, threatened, or in prospect with respect to any such report or the subject matter of such report.

(e)           Litigation and Claims.  Except as described in Section G of the Golden Health Disclosure Letter, there is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending, to the best of Golden Health’s knowledge, threatened, or in prospect (or any basis therefor known to Golden Health) with respect to Golden Health or any of its businesses, properties, or assets.  Golden Health is not affected by any present or threatened strike or other labor disturbance nor to the knowledge of Golden Health, is any union attempting to represent any employee of Golden Health as collective bargaining agent.  Golden Health is not in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree which violation or default would have a material adverse effect on Golden Health; nor is Golden Health required to take any action in order to avoid such violation or default.

(f)            Properties.

(i)            Golden Health owns no real property.  Golden Health has good title to all personal properties and assets material to Golden Health and used in its businesses or owned by it (except real and other properties and assets material to Golden Health as are held pursuant to leases or licenses described in Section B or C of the Golden Health Disclosure Letter), free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances (except such as are listed in Section H of the Golden Health Disclosure Letter).

(ii)           Set forth in Section B of the Golden Health Disclosure Letter is a true and complete list of all tangible properties and assets owned by Golden Health or leased or licensed by Golden Health from or to a third party (including inventory but not including Intangibles (as hereinafter defined)), and with respect to such properties and assets leased or licensed by Golden Health from or to a third party, a description of such lease or license.  All such properties and assets (including Intangibles) owned by Golden Health are reflected on the Last Golden Health Balance Sheet (except for acquisitions subsequent to the Last Golden Health Balance Sheet Date and prior to the Closing Date, which are either noted in Section B or C of the Golden Health Disclosure Letter or are approved in writing by Joy Power).  All tangible properties and assets owned by Golden Health or leased or licensed by Golden Health from or to a third party are in good and usable condition (reasonable wear and tear which is not such as to affect adversely the operation of the businesses of Golden Health excepted).

(iii)          To the best of Golden Health’s knowledge, no real property leased or licensed by Golden Health from or to a third party lies in an area which is, or will be, subject to zoning, use, or building code restrictions which would prohibit, and, to the best of Golden Health’s knowledge, no state of facts relating to the actions or inaction of another person or entity or his or its ownership, leasing, or licensing of any real or personal property exists or will exist which would prevent, the continued effective ownership, leasing, or licensing of such real property in the businesses in which Golden Health is now engaged or the businesses in which it contemplates engaging.

(iv)          The properties and assets (including Intangibles) owned by Golden Health (other than those leased or licensed by Golden Health to a third party) or leased or licensed by Golden Health from a third party constitute all such properties and assets which are necessary to the businesses of Golden Health as presently conducted.

(v)           To the best knowledge of Golden Health, Golden Health has not caused or permitted its businesses properties, or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce, or process any Hazardous Substance (as such term is defined in this Section 2.01(f)(v)), except in compliance with all applicable laws, rules, regulations, orders, judgments, and decrees, and has not caused or permitted the Release (as such term is defined in this Section 2.01(f)(v)) of any Hazardous Substance on or off the site of any property of Golden Health.  The term “Hazardous Substance” shall mean any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance, as defined by 42 U.S.C. §9601(14), any pollutant or contaminant, as defined by 42 U.S.C. §9601(33), and all toxic substances, hazardous materials, or other chemical substances regulated by any other law, rule, or regulation.  The term “Release” shall have the meaning set forth in 42 U.S.C. §9601(22).

(g)           Contracts and Other Instruments.  Section D of the Golden Health Disclosure Letter contains a true and correct statement of the information required to be contained therein regarding material contracts, agreements, instruments, leases, licenses, arrangements, or understandings with respect to Golden Health.  Golden Health has furnished, or on or prior to the Due Diligence Date will furnish, to the Joy Power Shareholders (i) the certificate of incorporation (or other charter document) and by-laws of Golden Health and all amendments thereto, as presently in effect, and (ii) the following:  (A) true and correct copies of all material contracts, agreements, and instruments referred to in Section D of the Golden Health Disclosure Letter; (B) true and correct copies of all material leases and licenses referred to in Section B or C of the Golden Health Disclosure Letter hereto; and (C) true and correct written descriptions of all material supply, distribution, agency, financing, or other arrangements or understandings referred to in Section B or C of the Golden Health Disclosure Letter.  To the best of Golden Health’s knowledge, neither Golden Health nor (to the knowledge of Golden Health) any other party to any such material contract, agreement, instrument, lease, or license is now or expects in the future to be in violation or breach of, or in default with respect to complying with, any term thereof, and each such material contract, agreement, instrument, lease, or license is in full force and is (to the best of Golden Health’s knowledge in the case of third parties) the legal, valid, and binding obligation of the parties thereto and (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors’ rights generally) is enforceable as to them in accordance with its respective terms.  Each such material supply, distribution, agency, financing, or other arrangement or understanding is a valid and continuing arrangement or understanding; neither Golden Health nor any other party to any such arrangement or understanding has given notice of termination or taken any action inconsistent with the continuance of such arrangement or understanding; and the execution, delivery, and performance of this Agreement will not prejudice any such arrangement or understanding in any way.  Golden Health enjoys peaceful and undisturbed possession under all material leases and licenses under which it is operating.  Golden Health is not party to or bound by any contract, agreement, instrument, lease, license, arrangement, or understanding, or subject to any charter or other restriction, which has had or (to the knowledge of Golden Health) may in the future have a material adverse effect on the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Golden Health.  Golden Health has not engaged since the Bankruptcy Termination Date, is not engaging in, and does not intend to engage in any transaction with, and has not had, does not now have, and does not intend to have any material contract, agreement, instrument, lease, license, arrangement, or understanding with, any stockholder of Golden Health, any director, officer, or employee of Golden Health (except for employment agreements listed in Section D of the Golden Health Disclosure Letter and employment and compensation arrangements described in Section E of the Golden Health Disclosure Letter), any relative or affiliate of any stockholder of Golden Health or of any such director, officer, or employee, or any other corporation or enterprise in which any stockholder of Golden Health, any such director, officer, or employee, or any such relative or affiliate then had or now has a 5% or greater equity or voting or other substantial interest, other than those listed and so specified in Section D of the Golden Health Disclosure Letter.  The stock ledgers and stock transfer books relating to all issuances and transfers of stock by Golden Health and the minute book records of Golden Health and all proceedings of the stockholders and the Board of Directors and committees thereof of Golden Health since their respective incorporation made available to counsel to Joy Power and the Joy Power Shareholders are the original stock ledgers and stock transfer books and minute book records of Golden Health or exact copies thereof.  Golden Health is not in violation or breach of, or in default with respect to, any term of its certificate of incorporation (or other charter document) or by-laws.

(h)           Employees.

(i)            Golden Health does not have, or contribute to, and, since the Bankruptcy Termination Date, has not had and has not contributed to, any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in

Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or has any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, sick pay, sick leave, insurance, service award, relocation, disability, tuition refund, or other benefits, whether oral or written, except as set forth in Section E of the Golden Health Disclosure Letter.  Golden Health has furnished to Joy Power and the Joy Power Shareholders:  (A) true and correct copies of all documents evidencing plans, obligations, or arrangements referred to in Section E of the Golden Health Disclosure Letter (or true and correct written summaries, so initialed, of such plans, obligations, or arrangements to the extent not evidenced by documents) and true and correct copies, so initialed, of all documents evidencing trusts, summary plan descriptions, and any other summaries or descriptions relating to any such plans; (B) the two most recent annual reports (Form 5500’s), if any, including all schedules thereto and the most recent annual and periodic accounting of related plan assets with respect to each Employee Benefit Plan; (C) the two most recent actuarial valuations with respect to each Pension Plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA; and (D) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan.

(ii)           If any Employee Benefit Plan of Golden Health were to be terminated on the day prior to Closing Date, (A) no liability under Title IV of ERISA would be incurred by Golden Health or Joy Power and (B) all Accrued Benefits (as defined in this Section 2.01(h)(ii)) to such day prior to the Closing Date (whether or not vested) would be fully funded in accordance with the assumptions contained in the regulations of the Pension Benefit Guaranty Corporation governing the funding of terminated defined benefit plans.  For purposes hereof, “Accrued Benefits” shall include the value of disability, pre-retirement, death benefits, and all supplements, subsidized, ancillary, and optional forms of benefits.  All Accrued Liabilities (for contributions or otherwise) (as defined in this Section 2.01(h)(ii)) of Golden Health as of the Closing Date to each Employee Benefit Plan and with respect to each obligation to, or customary arrangement with, employees for bonuses, incentive compensation, vacations, severance pay, sick pay, sick leave, insurance, service award, relocation, disability, tuition refund, or other benefits, whether oral or written, have been paid or accrued for all periods ending prior to the Closing Date and no payment to any Employee Benefit Plan or with respect to any such obligation or arrangement since the Last Golden Health Balance Sheet Date has been disproportionately large compared to prior payments.  For purposes hereof, “Accrued Liabilities” shall include a pro rata contribution to each Employee Benefit Plan or with respect to each such obligation or arrangement for that portion of a plan year or other applicable period which commences prior to, and ends after, the Closing Date, and Accrued Liabilities for any portion of a plan year or other applicable period shall be determined by multiplying the liability for the entire such year or period by a fraction, the numerator of which is the number of days preceding the Closing Date in such year or period and the denominator of which is the number of days in such year or period, as the case may be.

(iii)          There has been no violation of the reporting and disclosure requirements imposed either under ERISA or the Code for which a penalty has been or may be imposed with respect to any Employee Benefit Plan of Golden Health.  There has been no breach of fiduciary duty or responsibility with respect to any Employee Benefit Plan of Golden Health.  No Employee Benefit Plan of Golden Health or related trust has any liability of any nature, accrued or contingent, including without limitation liabilities for Taxes, other than for routine payments to be made in due course to participants and beneficiaries, except as set forth in Section E of the Golden Health Disclosure Letter.  Golden Health does not have any formal plan or commitment, whether or not legally binding, to create any additional or modify any existing Employee Benefit Plan or benefit obligation or arrangement described in Section 2.01(h)(i)).  Each Employee Benefit Plan of Golden Health which is a group health plan within the meaning of Section 5000(b)(1) of the Code is and has been maintained in full compliance with the applicable requirements of Section 4980B of the Code.  Other than the health care continuation requirements of Section 4980B of the Code, Golden Health does not have any obligation to provide post-retirement medical benefits or life insurance coverage or any deferred compensation benefits to any present or former employees.  There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending, threatened, or (to the best of Golden Health’s knowledge) in prospect (or any basis therefor known to Golden Health) with respect to any Employee Benefit Plan of Golden Health or related trust or with respect to any fiduciary, administrator, or sponsor (in its capacity as such) of any Employee Benefit Plan.  No Employee Benefit Plan of Golden Health or related trust and no such obligation or arrangement is in violation of, or in default with respect to, any law, rule, regulation, order, judgment, which violation or default would have a material adverse effect thereon or decree nor is Golden Health, any Employee Benefit Plan of Golden Health, or any related trust required to take any action in order to avoid any such violation or default.  No event has occurred, or is (to the best of Golden Health’s knowledge) threatened or about to occur, which would constitute a prohibited transaction under Section 406 of ERISA.

(iv)          Each Pension Plan maintained for the employees of Golden Health has been qualified, from its inception, under Section 401(a) of the Code and any related trust has been an exempt trust for such period under Section 501 of the Code.  Each Pension Plan has been operated in accordance with its terms.  No Pension Plan which is subject to Title IV of ERISA has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code. No investigation or review by the Internal Revenue Service is currently pending or (to the knowledge of Golden Health) is contemplated in which the Internal Revenue Service has asserted or may assert that any Pension Plan is not qualified under Section 401(a) of the Code or that any related trust is not exempt under Section 501 of the Code.  Neither Golden Health, nor any organization to which Golden Health is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has divested itself of any entity maintaining or with an obligation to contribute to any Pension Plan which had an “amount of unfunded benefit liabilities,” as defined in Section 4001(a)(18) of ERISA, at the time of such divestiture.  No assessment of any federal taxes with respect to any Employee Benefit Plan of Golden Health has been made or (to the knowledge of Golden Health) is contemplated against Golden Health, or any related trust of any Pension Plan of Golden Health, and nothing has occurred which would result in the assessment of unrelated business taxable income under the Code with respect to any Employee Benefit Plan of Golden Health.  Form 5500s have been timely filed with respect to all Pension Plans of Golden Health.  No event has occurred or (to the knowledge of Golden Health) is threatened or about to occur which would constitute a reportable event within the meaning of Section 4043(b) of ERISA.  No notice of termination has been filed by the plan administrator pursuant to Section 4041 of ERISA or issued by the Pension Benefit Guaranty Corporation pursuant to Section 4042 of ERISA with respect to any Pension Plan of Golden Health.

(v)           Golden Health does not currently contribute to and since September 16, 1980 has not effectuated either a complete or partial withdrawal from any multiemployer Pension Plan within the meaning of Section 3(37) of ERISA.

(vi)          Section E of the Golden Health Disclosure Letter contains a true and correct statement of the names, relationship with Golden Health, present rates of compensation (whether in the form of salary, bonuses, commissions, or other supplemental compensation now or hereafter payable), and aggregate compensation for the fiscal year ended December 31, 2002 of (A) each director, officer, or other employee of Golden Health whose aggregate compensation for the fiscal year ended December 31, 2002 exceeded US$25,000 or whose aggregate compensation presently exceeds the rate of US$25,000 per annum and (B) all sales agents, dealers, or distributors of Golden Health.  Since December 31, 2002, Golden Health has not changed the rate of compensation of any of its directors, officers, employees, agents, dealers, or distributors, nor has any Employee Benefit Plan or program of Golden Health been instituted or amended to increase benefits thereunder.  There is no contract, agreement, plan, arrangement, or understanding covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Golden Health by reason of Section 280G of the Code.

(i)            Patents, Trademarks, Et Cetera.  Golden Health does not own or have pending, and is not licensed or otherwise permitted to use, any material patent, patent application, trademark, trademark application, service mark, copyright, copyright application, franchise, trade secret, computer program (in object or source code or otherwise), or other intangible property or asset (collectively, “Intangibles”), other than as described in Section C of the Golden Health Disclosure Letter.  Each Intangible is validly issued and is currently in force and uncontested in all jurisdictions in which it is used or in which such use is contemplated.  Section C of the Golden Health Disclosure Letter contains a true and correct listing of: (i) all Intangibles which are owned (either in whole or in part), used by, or licensed to Golden Health or which otherwise relate to the businesses of Golden Health, and a description of each such Intangible which identifies its owner, registrant, or applicant; (ii) all contracts, agreements, instruments, leases, and licenses and identification of all parties thereto under which Golden Health owns or uses any

Intangible (whether or not under license from third parties), together with the identification of the owner, registrant, or applicant of each such Intangible; (iii) all contracts, agreements, instruments, leases, and licenses and identification of all parties thereto under which Golden Health grants the right to use any Intangible; (iv) all validity, infringement, right-to-use, or other opinions of counsel (whether in-house or outside) which concern the validity, infringement, or enforceability of any Intangible owned or controlled by a party other than Golden Health which relates to the businesses, properties, or assets of Golden Health.  Except as specified in Section C of the Golden Health Disclosure Letter, to the knowledge of Golden Health:  (v) Golden Health is the sole and exclusive owner or licensee of, and (other than those exclusively licensed by Golden Health to a third party) has the right to use, all Intangibles; (vi) no Intangible is subject to any order, judgment, decree, contract, agreement, instrument, lease, or license restricting the scope of the use thereof; (vii) during the last five years, Golden Health has not been charged with, and has not charged others with, unfair competition, infringement of any Intangible, or wrongful use of confidential information, trade secrets, or secret processes; and (viii) Golden Health is not using any patentable invention, confidential information, trade secret, or secret process of others.  There is no right under any Intangible necessary to the businesses of Golden Health as presently conducted or as it contemplates conducting, except such as are so designated in Section C of the Golden Health Disclosure Letter.  Except as described in Section C of the Golden Health Disclosure Letter, Golden Health has not infringed, is not infringing, and has not received notice of infringement in respect of the Intangibles or asserted Intangibles of others, nor has Golden Health been advised by counsel or others that it is infringing or may infringe the Intangibles or asserted Intangibles of others if any currently contemplated business activity is effectuated.  To the knowledge of Golden Health, there is no infringement by others of Intangibles of Golden Health.  As far as Golden Health can reasonably foresee, there is no Intangible or asserted Intangible of others that may materially adversely affect the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Golden Health.  All material contracts, agreements, instruments, leases, and licenses pertaining to Intangibles to which Golden Health is a party, or to which any of its businesses, properties, or assets are subject, are in compliance in all material respects with all laws, rules, regulations, orders, judgments, and decrees binding on Golden Health or to which any of its businesses, properties, or assets are subject.  Golden Health has no mark, design, or name used by Golden Health to identify, respectively, its products, businesses, or services.  Neither any stockholder of Golden Health, any director, officer, or employee of Golden Health, any relative or affiliate of any stockholder of Golden Health, any such director, officer, or employee, nor any other corporation or enterprise in which any stockholder of Golden Health, any such director, officer, or employee, or any such relative or affiliate had or now has a 5% or greater equity or voting or other substantial interest, possesses any Intangible which relates to the businesses of Golden Health.

(j)            Questionable Payments.  Since the Bankruptcy Termination Date, neither Golden Health, nor any director, officer, agent, employee, or other person associated with, or acting on behalf of, Golden Health, nor any stockholder of Golden Health has, directly or indirectly:  used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(k)           Authority.  Golden Health has all requisite power and authority to execute, deliver, and perform this Agreement.  All necessary corporate proceedings of Golden Health have been duly taken to authorize the execution, delivery, and performance of this Agreement thereby.  This Agreement has been duly authorized, executed, and delivered by Golden Health, constitutes the legal, valid, and binding obligation of Golden Health, and is enforceable as to Golden Health in accordance with its terms.  Except as otherwise set forth in this Agreement, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by Golden Health for the execution, delivery, or performance of this Agreement by Golden Health.  No consent of any party to any material contract, agreement, instrument, lease, license, arrangement, or understanding to which Golden Health is a party, or to which it or any of its businesses, properties, or assets are subject, is required for the execution, delivery, or performance of this Agreement (except such consents referred to in Section D of the Golden Health Disclosure Letter); and the execution, delivery, and performance of this Agreement will not (if the consents referred to in Section D of the Golden Health Disclosure Letter are obtained prior to the Closing) violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, entitle any party to receive rights or privileges that such party was not entitled to receive before this Agreement was executed under, or create any obligation on the part of Golden Health to which it was not subject immediately before this Agreement was executed under, any term of any such material contract, agreement, instrument, lease, license, arrangement, or understanding, or violate or result in a breach of any term of the certificate of incorporation (or other charter document) or by-laws of Golden Health, or (if the provisions of this Agreement are satisfied) violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on Golden Health or to which any of its businesses, properties, or assets are subject, which violation or breach would have a material adverse effect on Golden Health.  Neither Golden Health, nor any of its officers, directors, employees, or agents has employed any broker or finder or incurred any liability for any fee, commission, or other compensation payable by any person on account of alleged employment as a broker or finder, or alleged performance of services as a broker or finder, in connection with or as a result of this Agreement or the transactions contemplated hereby and in connection herewith.

(l)            Status of Golden Health Common Stock To Be Issued.  Assuming without investigation that the shares of Joy Power Capital Stock outstanding on the Closing Date are validly authorized, validly issued, fully paid, and nonassessable, the shares of Golden Health Common Stock to be issued pursuant to Section 1.02(a) hereof are validly authorized and, when the such shares of Golden Health Common Stock have been duly delivered pursuant to the terms of this Agreement, such shares of Golden Health Common Stock will be validly issued, fully paid, and nonassessable and will not have been issued, owned or held in relation of any preemptive or similar right of stockholder.

(m)          Insurance.  All policies of fire and other insurance against casualty and other losses and public liability insurance carried by Golden Health are described in Section F of the Golden Health Disclosure Letter (including the risks covered and limits of such policies) and are in full force and effect.  A full and complete copy of enclosed insurance policy has been, or on or prior to the Due Diligence Date will be, provided to Joy Power and the Joy Power Shareholders, and such policies are summarized in Section F of the Golden Health Disclosure Letter.  All premiums in respect of such policies for which premium notices have been received have been paid in full as the same become due and payable. Golden Health have not failed to give any notice or present any claim under any insurance policy in due and timely fashion.  There are no actual claims or claims threatened in writing against Golden Health which could come within the scope of such coverage nor are any such policies currently threatened with cancellation.  There are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to any of the respective assets, the businesses, or operations of Golden Health or by any Board of Fire Underwriters or other body exercising similar functions or by any governmental authority requiring or recommending any repairs or other work to be done on, or with respect to, any of the assets of Golden Health or requiring or recommending any equipment or facilities to be installed on any premises from which the businesses of Golden Health is conducted or in connection with any of the respective assets thereof.  Golden Health does not have any knowledge of any material proposed increase in applicable insurance rates or of any conditions or circumstances applicable to the businesses thereof that might result in such increases.  No such policy is terminable by virtue of the transactions contemplated by this Agreement.

(o)           Trading Matters.  At the date hereof and at the Closing Date:

(i)            the Golden Health Common Stock is traded and quoted in the over-the-counter market;

(ii)           Golden Health has and shall have performed or satisfied all of its undertakings to, and of its obligations and requirements with, the SEC, provided, however, that the Golden Health Common Stock has not been registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since at least the Bankruptcy Termination Date;

(iii)          Golden Health has not, and shall not have taken any action that would preclude, or otherwise jeopardize, the inclusion of the Golden Health Common Stock for quotation on the OTC Bulletin Board.

(p)           Reorganization.

(i)            Golden Health has not taken and has not agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent the transactions contemplated by this Agreement from constituting a “reorganization” under section 368(b) of the Code or as an acquisition of in excess of

80% of the stock of a corporation in exchange for property under Section 351 of the Code.  Golden Health is not aware of any agreement, plan or other circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from so qualifying.

(ii)           Golden Health has no plan or intention to reacquire, and, to Golden Health’s knowledge, no person related to Golden Health within the meaning of Treasury Regulations Section 1.368-1 has a plan or intention to acquire, any of the Golden Health Common Stock pursuant to Section 1.02(a) hereof.

(q)           Completeness of Disclosure.  No representation or warranty by Golden Health in this Agreement contains or, and at the Closing Date will contain, an untrue statement of material fact or omits or, at the Closing Date, will omit to state a material fact required to be stated therein or necessary to make the statements made not misleading.

(r)            Periodic Reporting.  Golden Health is not required to register the Golden Health Common Stock under Section 12 of the Exchange Act and Golden Health is not subject to the periodic reporting requirements of Section 13 of the Exchange Act.

(s)           Compliance with Law and Government Regulations.  Golden Health is in compliance with and is not in violation of applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business.  Golden Health is not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

(t)            Legal Proceedings and History.  Golden Health hereby represents that, unless otherwise disclosed herein, no officer, director or affiliate of Golden Health, has been, within the five years ending on the Closing Date, a party to any bankruptcy petition against such person or against any business of which such person was affiliated; convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses; subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or found by a court of competent jurisdiction in a civil action, by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Section 2.02         Representations and Warranties of Joy Power.  Joy Power hereby represents and warrants to, and agrees with, Golden Health:

(a)           Organization and Qualification.  Joy Power owns no subsidiary or affiliate corporation or owns any interest in any other enterprise (whether or not such enterprise is a corporation).  Section A of the letter, dated even date herewith, from Joy Power to Golden Health (the “Joy Power Disclosure Letter”), which letter shall be completed and delivered to Golden

Health on or prior to the Due Diligence Date, correctly sets forth as to Joy Power its place of incorporation, principal place of business, jurisdictions in which it is qualified to do business, and the businesses which it presently conducts and which it contemplates conducting.  Joy Power is a corporation duly organized, validly existing, and in good standing under the laws of the People’s Republic of China, with all requisite power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and other tribunals, to own, lease, license, and use its properties and assets and to carry on the businesses in which it is now engaged and the businesses in which it contemplates engaging.  Joy Power is duly qualified to transact the businesses in which it is engaged and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its businesses makes such qualification necessary.

(b)           Capitalization.  The authorized capital stock of Joy Power consists of 10,000 shares of HK$1.00 each, of which 10,000 shares are outstanding (the “Joy Power Capital Stock”).  Each of the outstanding stock of Joy Power Capital Stock is validly authorized, validly issued, fully paid, and nonassessable, has not been issued and is not owned or held in violation of any preemptive right of stockholders and by the owner set forth in Section A of the Joy Power Disclosure Letter, in each case free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders’ agreements, and voting trusts.  There is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of Joy Power Capital Stock or any security or other instrument convertible into, exercisable for, or exchangeable for Joy Power Capital Stock.  There is outstanding no security or other instrument convertible into or exercisable or exchangeable for Joy Power Capital Stock.

(c)           Financial Condition.  Joy Power has delivered, or on or prior to the Due Diligence Date will deliver, to Golden Health true and correct copies of the following:  unaudited balance sheet of Joy Power as of August 31, 2005; and unaudited statements of income, statements of stockholders’ equity, and statements of cash flows of Joy Power for the period from February 25, 2005 (date of incorporation) to August 31, 2005.  Each such balance sheet presents fairly the financial condition, assets, liabilities, and stockholders’ equity of Joy Power as of its date; each such statement of income and consolidated statement of stockholders’ equity presents fairly the results of operations of Joy Power for the period indicated; and each such statement of cash flows presents fairly the information purported to be shown therein.  The financial statements referred to in this Section 2.02(c) have been prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved and are in accordance with the books and records of Joy Power.  Since August 31, 2005:

(i)            There has at no time been a material adverse change in the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Joy Power.

(ii)           Joy Power has not authorized, declared, paid, or effected any dividend or liquidating or other distribution in respect of its capital stock or any direct or indirect redemption, purchase, or other acquisition of any stock of Joy Power.

(iii)          The operations and businesses of Joy Power have been conducted in all respects only in the ordinary course, except for the transactions contemplated hereby and in connection herewith.

(iv)          There has been no accepted purchase order or quotation, arrangement, or understanding for future sale of the products or services of Joy Power that Joy Power expects will not be profitable.

(v)           Joy Power has not suffered an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value.

There is no fact known to Joy Power which materially adversely affects or in the future (as far as Joy Power can foresee) may materially adversely affect the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Joy Power; provided, however, that Joy Power expresses no opinion as to political or economic matters of general applicability.  Joy Power has made known, or caused to be made known, to the accountants or auditors who have prepared, reviewed, or audited the aforementioned consolidated financial statements all material facts and circumstances which could affect the preparation, presentation, accuracy or completeness thereof.

(d)           Tax and Other Liabilities.  Joy Power does not have any material liability of any nature, accrued or contingent, including, without limitation, liabilities for Taxes, and liabilities to customers or suppliers, other than the following:

(i)            Liabilities for which full provision has been made on the balance sheet and the notes thereto (the “Last Joy Power Balance Sheet”) as of August 31, 2005 (the “Last Joy Power Balance Sheet Date”) referred to in Section 2.02(c); and

(ii)           Other liabilities arising since the Last Joy Power Balance Sheet Date and prior to the Closing Date in the ordinary course of business (which shall not include liabilities to customers on account of defective products or services) or in connection with the transactions contemplated hereby or in connection herewith which are not inconsistent with the representations and warranties of Joy Power or any other provision of this Agreement.

Without limiting the generality of the foregoing, the amounts set up as provisions for Taxes on the Last Joy Power Balance Sheet are sufficient for all accrued and unpaid Taxes of Joy Power, whether or not due and payable and whether or not disputed, under tax laws, as in effect on the Last Joy Power Balance Sheet Date or now in effect, for the period ended on such date and for all fiscal periods prior thereto.  The execution, delivery, and performance of this Agreement by Joy Power will not cause any Taxes to be payable other than by the stockholders of Joy Power or cause any lien, charge, or encumbrance to secure any Taxes to be created either immediately or upon the nonpayment of any Taxes other than on the properties or assets of the stockholders of Joy Power.  The Inland Revenue Department has not yet commenced the assessment of profits tax or issued any income tax returns to Joy Power for the year of assessment 2005/2006.

(e)           Litigation and Claims.  Except as set forth in Section G of the Joy Power Disclosure Letter, there is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending, threatened, or, to the best of Joy Power’s knowledge, in prospect (or any basis therefor known to Joy Power), with respect to Joy Power or any of its businesses, properties, or assets.  Joy Power is not affected by any present or threatened strike or other labor disturbance nor to the knowledge of Joy Power is any union attempting to represent any employee of Joy Power as collective bargaining agent.  Joy Power is not in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree which violation or default would have a material adverse effect upon Joy Power; nor is Joy Power required to take any action in order to avoid such violation or default.

(f)            Properties.

(i)            Joy Power does not own any legal or equitable interest in any real property.  Joy Power has good title to all other properties and assets material to Joy Power, used in its business or owned by it (except real and other properties and assets as are held pursuant to leases or licenses described in Section B or C of the Joy Power Disclosure Letter), free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances (except such as are listed in Section H of the Joy Power Disclosure Letter).

(ii)           All accounts and notes receivable reflected on the Last Joy Power Balance Sheet, or arising since the Last Joy Power Balance Sheet Date, have been collected, or are and will be good and collectible, in each case at the aggregate recorded amounts thereof without right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor, and, if not collected, can reasonably be anticipated to be paid within 180 days of the date incurred.

(iii)          All inventory of raw materials and work in process of Joy Power is usable, and all inventory of finished goods is good and marketable, on a normal basis in the existing product lines of Joy Power.  All inventory is merchantable and fit for the particular purpose for which it is intended.

(iv)          Attached as Section B of the Joy Power Disclosure Letter is a true and complete list of the classes of all tangible properties and assets owned by Joy Power or leased or licensed by Joy Power from or to a third party (including inventory but not including Intangibles, as defined in Section 2.02(i)), and with respect to such properties and assets leased or licensed by Joy Power from or to a third party, a description of such lease or license.  All such properties and assets (including Intangibles) owned by Joy

Power are reflected on the Last Joy Power Balance Sheet (except for acquisitions subsequent to the Last Joy Power Balance Sheet Date and prior to the Closing Date which are either noted in Section B or C of the Joy Power Disclosure Letter or are approved in writing by Golden Health).  All real and other tangible properties and assets owned by Joy Power or leased or licensed by Joy Power from or to a third party are in good and usable condition (reasonable wear and tear which is not such as to affect adversely the operation of the business of Joy Power excepted).

(v)           To the best of Joy Power’s knowledge, no real property owned by Joy Power or leased or licensed by Joy Power from or to a third party lies in an area which is, or will be, subject to zoning, use, or building code restrictions which would prohibit, and, to the best of Joy Power’s knowledge, no state of facts relating to the actions or inaction of another person or entity or his or its ownership, leasing, or licensing of any real or personal property exists or will exist which would prevent, the continued effective ownership, leasing, or licensing of such real property in the businesses in which Joy Power is now engaged or the businesses in which it contemplates engaging.

(vi)          The properties and assets (including Intangibles) owned by Joy Power (other than those leased or licensed by Joy Power to a third party) or leased or licensed by Joy Power from a third party constitute all such properties and assets which are necessary to the business of Joy Power as presently conducted or as it contemplates conducting.

(vii)         Joy Power has not caused or permitted its businesses properties, or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce, or process any Hazardous Substance (as such term is defined in this Section 2.01(f)(v)) except in compliance with all applicable laws, rules, regulations, orders, judgments, and decrees, and has not caused or permitted the Release (as such term is defined in this Section 2.01(f)(v)) of any Hazardous Substance on or off the site of any property of Joy Power.

(g)           Contracts and Other Instruments.  Section D of the Joy Power Disclosure Letter contains a true and correct statement of the information required to be contained therein regarding material contracts, agreements, instruments, leases, licenses, arrangements, or understandings with respect to Joy Power.  Joy Power has furnished, or on or prior to the Due Diligence Date will furnish, to Golden Health: (i) the certificate of incorporation and by-laws of Joy Power (or, in each case, the comparable charter documents, if any, under applicable law) and all amendments thereto, as presently in effect, certified by the Secretary or an authorized signatory of Joy Power and (ii) the following:  (A) true and correct copies of all material contracts, agreements, and instruments referred to in Section D of the Joy Power Disclosure Letter; (B) true and correct copies of all material leases and licenses referred to in Section B or C of the Joy Power Disclosure Letter; and (C) true and correct written descriptions of all material supply, distribution, agency, financing, or other arrangements or understandings referred to in Section D of the Joy Power Disclosure Letter.  Except as set forth in Section D of the Joy Power Disclosure Letter, Joy Power is not party to any employment agreement with any employee thereof.  To the best of Joy Power’s knowledge, none of Joy Power or any other party to any such contract, agreement, instrument, lease, or license is now or expects in the future to be in violation or breach of, or in default with respect to complying with, any term thereof, and each such material contract, agreement, instrument, lease, or license is in full force and is (to the best of Joy Power’s knowledge in the case of third parties) the legal, valid, and binding obligation of the parties thereto and (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors’ rights generally) is enforceable as to them in accordance with its terms. Each such material supply, distribution, agency, financing, or other arrangement or understanding is a valid and continuing arrangement or understanding; none of Joy Power or any other party to any such arrangement or understanding has given notice of termination or taken any action inconsistent with the continuance of such arrangement or understanding; and the execution, delivery, and performance of this Agreement will not prejudice any such arrangement or understanding in any way.  Joy Power enjoys peaceful and undisturbed possession under all leases and licenses under which it is operating.  Joy Power is not party to or bound by any contract, agreement, instrument, lease, license, arrangement, or understanding, or subject to any charter or other restriction, which has had or, to the best of Joy Power’s knowledge, may in the future have a material adverse effect on the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Joy Power and, following the consummation of the transactions contemplated hereby, Golden Health.  Joy Power has not engaged within the last five years in, is engaging in, or intends to engage in any transaction with, or has had within the last five years, now has, or intends to have any contract, agreement, instrument, lease, license, arrangement, or understanding with, any stockholder of Joy Power, any director, officer, or employee of Joy Power (except for employment agreements listed in Section D of the Joy Power Disclosure Letter and employment and compensation arrangements described in Section E of the Joy Power Disclosure Letter), any relative or affiliate of any stockholder of Joy Power, any such director, officer, or employee, or any other corporation or enterprise in which any stockholder of Joy Power, any such director, officer, or employee, or any such relative or affiliate then had or now has a 5% or greater equity or voting or other substantial interest, other than those listed and so specified in Section D of the Joy Power Disclosure Letter.  The stock ledgers and stock transfer books and the minute book records of Joy Power relating to all issuances and transfers of stock by Joy Power and all proceedings of the stockholders and the Board of Directors and committees thereof of Joy Power since their respective incorporations made available to Golden Health are the original stock ledgers and stock transfer books and minute book records of Joy Power or exact copies thereof.  Joy Power is not in violation or breach of, or in default with respect to, any term of its certificate of incorporation or by-laws (or, in each case, the comparable charter document, if any, under applicable law).

(h)           Employees.

(i)            Joy Power does not have, or contribute to, and has not had and has not contributed to, any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan or has any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, sick pay, sick leave, insurance, service award, relocation, disability, tuition refund, or other benefits, whether oral or written.

(ii)           Section E of the Joy Power Disclosure Letter contains a true and correct statement of the names, relationship with Joy Power, present rates of compensation (whether in the form of salary, bonuses, commissions, or other supplemental compensation now or hereafter payable), and aggregate compensation for the period from February 25, 2005 (date of incorporation) to August 31, 2005 of (A) each director, officer, or other employee of Joy Power whose aggregate compensation for the period from February 25, 2005 (date of incorporation) to August 31, 2005 exceeded US$50,000 or whose aggregate compensation presently exceeds the rate of US$50,000 per annum and (B) all sales agents, dealers, or distributors of Joy Power.  Since August 31, 2005, Joy Power has not changed the rate of compensation of any of its directors, officers, employees, agents, dealers, or distributors, nor has any Employee Benefit Plan or program of Joy Power been instituted or amended to increase benefits thereunder.

(i)            Patents, Trademarks, Et Cetera.  Joy Power does not own or have pending, and is not licensed or otherwise permitted to use, any Intangibles, other than as described in Section C of the Joy Power Disclosure Letter.  Each Intangible is validly issued and is currently in force and uncontested in all jurisdictions in which it is used or in which such use is contemplated.  Section C of the Joy Power Disclosure Letter contains a true and correct listing of: (i) all Intangibles which are owned (either in whole or in part), used by, or licensed to Joy Power or which otherwise relate to the businesses of Joy Power, and a description of each such Intangible which identifies its owner, registrant, or applicant; (ii) all contracts, agreements, instruments, leases, and licenses and identification of all parties thereto under which Joy Power owns or uses any Intangible (whether or not under license from third parties), together with the identification of the owner, registrant, or applicant of each such Intangible; (iii) all contracts, agreements, instruments, leases, and licenses and identification of all parties thereto under which Joy Power grants the right to use any Intangible; and (iv) all validity, infringement, right-to-use, or other opinions of counsel (whether in-house or outside) which concern the validity, infringement, or enforceability of any Intangible owned or controlled by a party other than Joy Power which relates to the businesses, properties, or assets of Joy Power.  Except as specified in Section C of the Joy Power Disclosure Letter:  (v) Joy Power is the sole and exclusive owner or licensee of, and (other than those licensed by Joy Power to a third party) has the right to use, all Intangibles; (vi) no Intangible is subject to any order, judgment, decree, contract, agreement, instrument, lease, or license restricting the scope of the use thereof; (vii) during the last five years, Joy Power has not been charged with, and has not charged others with, unfair competition, infringement of any Intangible, or wrongful use of confidential information, trade secrets, or secret processes; and (viii) Joy Power is not using any patentable invention, confidential information, trade secret, or secret process of others.  There is no right under any Intangible necessary to the businesses of Joy Power as presently conducted or as it contemplates conducting, except such as are so designated in Section C of the Joy Power Disclosure Letter.  Joy Power has not infringed, is not infringing, and has not received notice of infringement in respect of the Intangibles or asserted Intangibles of others, nor has Joy Power been advised by counsel or others that it is infringing or may infringe the Intangibles or asserted Intangibles of others if any currently contemplated business activity is effectuated.  To the knowledge of Joy Power, there is no infringement by others of Intangibles of Joy Power.  As far as Joy Power can foresee, there is no Intangible or asserted Intangible of others that may materially adversely affect the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Joy Power.  All contracts, agreements, instruments, leases, and licenses pertaining to Intangibles to which Joy Power is a party, or to which any of its businesses, properties, or assets are subject, are in compliance with all laws, rules, regulations, orders, judgments, and decrees binding on Joy Power or to which any of its businesses, properties, or assets are subject.  Neither any stockholder of Joy Power, any director, officer, or employee of Joy Power, any relative or affiliate of any stockholder of Joy Power or any such director, officer, or employee, nor any other corporation or enterprise in which any stockholder of Joy Power, any such director, officer, or employee, or any such relative or affiliate had or now has a 5% or greater equity or voting or other substantial interest, possesses any Intangible which relates to the businesses of Joy Power.

(j)            Questionable Payments.  Neither Joy Power, nor any director, officer, agent, employee, or other person associated with, or acting on behalf of, Joy Power, nor any stockholder of Joy Power, has, directly or indirectly:  used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(k)           Authority.  Joy Power has all requisite power and authority to execute, deliver, and perform this Agreement.  All necessary corporate proceedings of Joy Power have been duly taken to authorize the execution, delivery, and performance of this Agreement by Joy Power.  This Agreement has been duly authorized, executed, and delivered by Joy Power, constitutes the legal, valid, and binding obligation of Joy Power, and is enforceable as to Joy Power in accordance with its terms.  Except as otherwise set forth in this Agreement, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by Joy Power for the execution, delivery, or performance of this Agreement by Joy Power.  No consent of any party to any material contract, agreement, instrument, lease, license, arrangement, or understanding to which Joy Power is a party, or to which its or any of its businesses, properties, or assets are subject, is required for the execution, delivery, or performance of this Agreement (except such consents referred to in Section D of the Joy Power Disclosure Letter); and the execution, delivery, and performance of this Agreement will not (if the consents referred to in Section D of the Joy Power Disclosure Letter are obtained prior to the Closing) violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, entitle any party to receive rights or privileges that such party was not entitled to receive immediately before this Agreement was executed under, or create any obligation on the part of Joy Power or Golden Health to which it was not subject immediately before this Agreement was executed under, any term of any such material contract, agreement, instrument, lease, license, arrangement, or understanding, or violate or result in a breach of any term of the certificate of incorporation or by-laws of Joy Power (or, in each case, the comparable charter documents, if any, under applicable law), or (if the provisions of this Agreement are satisfied) violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on Joy Power or to which any of its businesses, properties, or assets are subject.  Except as set forth in Section I of the Joy Power Disclosure Letter, neither Joy Power nor any of its officers, directors, employees, or agents has employed any broker or finder or incurred any liability for any fee, commission, or other compensation payable by any person on account of alleged employment as a broker or finder, or alleged performance of services as a broker or finder, in connection with or as a result of this Agreement or the other transactions contemplated hereby and in connection herewith.

(l)            Insurance.  All policies of fire and other insurance against casualty and other losses and public liability insurance carried by Joy Power are described in Section F of the Joy Power Disclosure Letter (including the risks covered and limits of such policies) and are in full force and effect.  A full and complete copy of each such insurance policy has been, or on or prior to the Due Diligence Date will be, provided to Golden Health, and such policies are summarized in Section F of the Joy Power Disclosure Letter.  All premiums in respect of such policies for which premium notices have been received have been paid in full as the same become due and payable.  Joy Power have not failed to give any notice or present any claim under any insurance policy in due and timely fashion.  There are no actual claims or claims threatened in writing against Joy Power which could come within the scope of such coverage nor are any such policies currently threatened with cancellation.  There are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to any of the respective assets, the businesses, or operations of Joy Power or by any Board of Fire Underwriters or other body exercising similar functions or by any governmental authority requiring or recommending any repairs or other work to be done on, or with respect to, any of the respective assets of Joy Power or requiring or recommending any equipment or facilities to be installed on any premises from which the respective businesses of Joy Power is conducted or in connection with any of the respective assets thereof.  Joy Power does not have any knowledge of any material proposed increase in applicable insurance rates or of any conditions or circumstances applicable to the respective businesses thereof that might result in such increases.  No such policy is terminable by virtue of the transactions contemplated by this Agreement.

(m)          Business Conducted in No Other Name.  Subject to the next sentence, all business of Joy Power has been conducted in its and for their benefit and there are no parties related or affiliated with Joy Power, either directly or indirectly, which are competing for the business of Joy Power.  Joy Power conducts business in the following names:  Guangzhou Joy Power Technology Development Co., Ltd.

(n)           Customers and Suppliers.  There has been no termination or cancellation of any relationship between Joy Power and any material supplier, or any customer or group of customers which, individually or in the aggregate, represented more than five percent of the gross revenues of Joy Power taken as a whole during the fiscal year ended December 31, 2002, nor is there any reason to believe that any such terminations of such magnitudes are pending or threatened.

(o)           Completeness of Disclosure.  No representation or warranty by Joy Power in this Agreement contains, or at the Closing Date will contain, an untrue statement of material fact or omits or at the Closing Date will omit to state a material fact required to be stated therein or necessary to make the statements made not misleading.

Section 2.03         Representations and Warranties of the Joy Power Shareholders.  Each of the Joy Power Shareholders, severally, but not jointly, hereby represents and warrants to, and agrees with, Golden Health as follows:

(a)           Representations and Warranties of Joy Power.  To the knowledge of such Joy Power Shareholder, the representations and warranties of Joy Power set forth in Section 2.02 hereof are true and correct in all material respects.  Nothing has come to the attention of such Joy Power Shareholder that would lead such Joy Power Shareholder to believe that any representation or warranty of Joy Power set forth on Section 2.02 hereof is untrue or incorrect in any material respect.

(b)           Authority.  Joy Power and Joy Power Shareholders holding of record and beneficially representing all of the issued and outstanding Joy Power Capital Stock have approved this Agreement and duly authorized the execution and delivery hereof.  Each of the Joy Power Shareholders is an individual residing in the People’s Republic of China with full power and authority under the laws thereof to execute, deliver, and perform this Agreement and the transactions contemplated hereby and in connection herewith. Such Joy Power Shareholder has reached the age of majority under applicable law.

(c)           Ownership of Shares.  Such Joy Power Shareholder owns beneficially and of record the Joy Power Capital Stock set forth opposite his or her respective name in Schedule A hereto.  Such Joy Power Shareholder has full power and authority to transfer such Joy Power Capital Stock to Golden Health under, pursuant to, and in accordance with, this Agreement, have full power and authority to transfer such shares of Joy Power capital stock to Golden Health hereunder, and such shares are free and clear of any liens, charges, mortgages, pledges or encumbrances and such shares are not subject to any claims as to the ownership thereof, or any rights, powers or interest therein, by any third party and are not subject to any preemptive or similar rights of stockholders.

(d)           Investment Representations and Covenants.

(i)            Such Joy Power Shareholder represents that he or she is acquiring the shares of Common Stock to be issued pursuant to Section 1.02(a) hereof for his or her own account and for investment only and not with a view to distribution or resale thereof within the meaning of such phrase as defined under the Securities Act.  Such Joy Power Shareholder shall not dispose of any part or all of such shares of Golden Health Common

Stock in violation of the provisions of the Securities Act and the rules and regulations promulgated under the Securities Act by the SEC and all applicable provisions of State securities laws and regulations.

(ii)           The certificate or certificates representing the Golden Health Shares shall bear a legend in substantially the form set forth in Section 1.02(c) hereof.

(iii)          Such Joy Power Shareholder acknowledges being informed that the shares of Golden Health Common Stock to be issued pursuant to Section 1.02(a) hereof shall be unregistered, shall be “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act, and must be held indefinitely unless they (a) are subsequently registered under the Securities Act, or (b) an exemption from such registration is available, and (c) Golden Health will not have an obligation to currently register such securities for the account of Joy Power Shareholders.

(iv)          Such Joy Power Shareholder acknowledges that he or she has been afforded access to all material information which they have requested relevant to such Joy Power Shareholder’s decision to acquire the shares of Golden Health Common Stock and to ask questions of Golden Health’s management and that, except as set forth herein, neither Golden Health nor anyone acting on behalf of Golden Health has made any representations or warranties to such Joy Power Shareholder which have induced, persuaded, or stimulated such Joy Power Shareholder to acquire such shares of Golden Health Common Stock.

(v)           Either alone, or together with their investment advisor(s), such Joy Power Shareholder has the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investment in the shares of Golden Health Common Stock, and such Joy Power Shareholder is and will be able to bear the economic risk of the investment in such shares of Golden Health Common Stock.

ARTICLE III

COVENANTS

Section 3.01         Covenants of Golden Health.  Golden Health covenants and agrees that, after the date hereof and through the earlier of the Closing or the date of the termination of this Agreement pursuant to Article IV or V hereof (the earlier of such times, the “Release Time”), unless Joy Power will otherwise approve in writing, which approval will not be unreasonably withheld:

(a)           (i)            Until the Release Time, no dividend or liquidating or other distribution or stock split shall be authorized, declared, paid, or effected by Golden Health in respect of the outstanding shares of Golden Health Common Stock.

(ii)           Until the Release Time, no share of capital stock of Golden Health or warrant for any such share, right to subscribe to or purchase any such share, or security convertible into, or exchangeable or exercisable for, any such share (other than stock options), shall be issued or sold by Golden Health.

(b)           Until the Release Time, Golden Health will afford the officers, directors, employees, counsel, agents, investment bankers, accountants, and other representatives of Joy Power and the Joy Power Shareholders free and full access to the plants, properties, books, and records of Golden Health.  Golden Health will permit them to make extracts from and copies of such books and records, and will from time to time furnish Joy Power and the Joy Power Shareholders with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Golden Health as Joy Power or the Joy Power Shareholders from time to time may request.  Until the Release Time, Golden Health will cause the independent certified public accountants of Golden Health to make available to Joy Power, its independent certified public accountants, and the Joy Power Shareholders, the work papers relating to the audits of Golden Health referred to in Section 2.01(c) of this Agreement.

(c)           Until the Release Time, Golden Health will conduct its affairs, so that on the Closing Date no representation or warranty of Golden Health will be inaccurate, no covenant or agreement of Golden Health will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of Golden Health.  Except as otherwise consented to by Joy Power in writing, until the Release Time, Golden Health will conduct its affairs in all respects only in the ordinary course.

(d)           Until the Release Time, Golden Health will immediately advise Joy Power in a detailed written notice of any material fact or occurrence or any pending or threatened material occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or in the Golden Health Disclosure Letter, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party’s obligations under this Agreement not to be fully satisfied.

(e)           Golden Health shall use its commercially reasonable efforts to insure that all confidential information which Golden Health or any of its officers, directors, employees, counsel, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Joy Power, any affiliate of Joy Power, or any customer or supplier of or any such affiliate shall not be published, disclosed, or made accessible by any of them to any other person or entity without the prior written consent of Joy Power, which written consent shall not be unreasonably withheld; provided, however, that the restrictions of this sentence shall not apply (i) after the Closing, (ii) as may otherwise be required by law, (iii) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (iv) to the extent the information shall have otherwise become publicly available.  Golden Health shall, and shall cause all other such persons and entities to, deliver to Joy Power all tangible evidence of the confidential information relating to Joy Power, any affiliate of Joy Power, or (insofar as such confidential information was provided by, or on behalf of, Joy Power, or any such affiliate of Joy Power) any customer or supplier of any of them or any such affiliate to which the restrictions of the foregoing sentence apply immediately after the termination of this Agreement pursuant to Article IV or V hereof.

(f)            Before Golden Health releases any information concerning this Agreement or any of the other transactions contemplated hereby or in connection herewith which is intended for or may result in public dissemination thereof, Golden Health shall cooperate with Joy Power, shall furnish drafts of all documents or proposed oral statements to Joy Power for comment, and shall not release any such information without the written consent of Joy Power.  Nothing contained herein shall prevent Golden Health from releasing any information if required to do so by law.

(g)           Golden Health shall not make any agreement or reach any understanding not approved in writing by Joy Power as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement.

(h)           Golden Health shall promptly prepare all required or, in the reasonable opinion of the parties hereto, appropriate periodic reports and applications under the Exchange Act (“Periodic Reports”) and other regulatory filings relating to this Agreement and the transactions contemplated hereby and in connection herewith.  Golden Health shall furnish or cause to be furnished, for inclusion in the Periodic Reports, such information about Golden Health, and Golden Health’s security holders as may be required or as may be reasonably requested by Joy Power, and shall continue to furnish or cause to be furnished such information as is necessary to keep such information correct and complete in all material respect until the Release Time.  Golden Health represents and warrants that the information that it has furnished to date, taken as a whole, does not now, and will not at any time prior to the Release Time, (i) contain an untrue statement of a material fact or (ii) omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.  Golden Health shall take any action required to be taken by it under state “blue-sky,” securities, or take-over laws in connection with the issuance of Golden Health Common Stock pursuant to the transactions contemplated hereby and in connection herewith.

(i)            If, prior to the Release Time, Golden Health Common Stock shall be recapitalized or reclassified or Golden Health shall effect any stock dividend, stock split, or reverse stock split of Golden Health Common Stock, then the shares of Golden Health Common Stock to be delivered under this Agreement or upon exercise, conversion, or exchange of any security to be delivered under this Agreement or assumed by Golden Health as contemplated by this Agreement shall be appropriately and equitably adjusted to the kind and amount of shares of stock and other securities and property to which the holders of such shares of Golden Health Common Stock or such other security would have been entitled to receive had such stock or such other security been issued and outstanding as of the record date for determining stockholders entitled to participate in such corporate event.

(j)            Golden Health shall timely prepare and file any declaration or filing necessary to comply with any transfer tax statutes that require any such filing before the Closing.

(k)           Until the Release Time, Golden Health shall not, and shall not authorize or permit any officer, director, employee, counsel, agent, investment banker, accountant, or other representative of Golden Health, directly or indirectly, to contemplate or enter into any transaction the effect of which may be to prohibit, restrict, or delay the consummation of the transactions contemplated by this Agreement or impair the contemplated benefits to Golden Health’s stockholders of the transactions contemplated by this Agreement.

(l)            (i)            Following the consummation of the transactions contemplated hereby and in connection herewith, Golden Health will cause Joy Power to continue its historic business or to use a significant portion of Joy Power’s historic business assets in a business, in each case within the meaning of section 1.368-1(d) of the Treasury Regulations, assuming that the assets of, and the business conducted by, Joy Power at the Closing Date constitute Joy Power’s historic business assets and historic business, respectively.

(ii)           Following the consummation of the transactions contemplated hereby and in connection herewith, Golden Health will not permit Joy Power to issue additional shares that would result in Golden Health losing control of Joy Power within the meaning of section 368(c) of the Code.

(m)          Golden Health shall use best efforts to file, within 30 days following the Effective Time, with the National Association of Securities Dealers, Inc., or its affiliates, all information required by Rule 15c2-11 under the Exchange Act.

(n)           Effective at the Closing, each member of the Board of Directors of Golden Health shall tender his or her respective resignation therefrom and shall appoint the following individuals as the sole directors of Golden Health:  Ms. Hoi Ho Kiu, Mr. Yu Fai Yip and Ms. Maggie Kwok.  Effective at the Closing, each officer of Golden Health shall tender his or her respective resignation therefrom.

(o)           On or prior to the Due Diligence Date, Golden Health shall deliver to Joy Power and the Joy Power Shareholders the completed Golden Health Disclosure Letter, which letter shall be correct and complete in all material respects.

(p)           In addition to the shares of Golden Health Common Stock to be delivered pursuant to Sections 1.02(a) and 1.03(a) hereof, 62,200,000 newly issued shares of Golden Health Common Stock shall be issued and delivered in certificated form at the Closing to, or to the order of Ms. Shuk Wah Kwok.

Section 3.02         Covenants of Joy Power.  Joy Power covenants and agrees that, after the date hereof and through the Release Time, unless Golden Health will otherwise approve in writing, which approval will not be unreasonably withheld:

(a)           Until the earlier of the Release Time, no amendment will be made in the certificate of incorporation or by-laws (or, in each case, the comparable charter documents, if any, under applicable law) of Joy Power.

(b)           Until the Release Time, no share of capital stock of Joy Power, option or warrant for any such share, right to subscribe to or purchase any such share, or security convertible into, or exchangeable or exercisable for, any such share, shall be issued or sold by Joy Power, otherwise than as contemplated by, or in connection with, this Agreement.

(c)           Until the Release Time, no dividend or liquidating or other distribution or stock split shall be authorized, declared, paid, or effected by Joy Power in respect of the outstanding Joy Power Capital Stock.  Until the Release Time, no direct or indirect redemption, purchase, or other acquisition shall be made by Joy Power of Joy Power Capital Stock.

(d)           Until the Release Time, Joy Power shall not borrow money, guarantee the borrowing of money, engage in any transaction, or enter into any material agreement other than in connection with the transactions contemplated hereby or in connection herewith or otherwise pursuant to any currently outstanding credit line of Joy Power.  For purposes of this Agreement, references to “material”, as well as correlative terms (e.g., materially, materiality, etc.) shall be deemed to refer to amounts of US$100,000 or more or effects or consequences of US$100,000 or more.

(e)           Until the Release Time, Joy Power will afford the officers, directors, employees, counsel, agents, investment bankers, accountants, and other representatives of Golden Health and lenders, investors, and prospective lenders and investors free and full access to the plants, properties, books, and records of Joy Power, will permit them to make extracts from and copies of such books and records, and will from time to time furnish Golden Health with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Joy Power as Golden Health from time to time may request.  Until the Release Time, Joy Power will cause the independent certified public accountants of Joy Power to make available to Golden Health and its independent certified public accountants the work papers relating to the audits of Joy Power referred to in Section 2.02(c) of this Agreement.

(f)            Until the Release Time, Joy Power will conduct its affairs so that at the Closing no representation or warranty of Joy Power will be inaccurate in any material respect, no covenant or agreement of Joy Power will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of Joy Power.  Except as otherwise consented to by Golden Health in writing, until the Release Time, Joy Power will use its best efforts to preserve the business operations of Joy Power intact, to keep available the services of its present personnel, to preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements, and understandings of Joy Power, and to preserve the good will of its suppliers, customers, and others having business relations with any of them.  Until the Release Time, Joy Power will conduct its affairs in all respects only in the ordinary course, other than in connection with the matters referenced herein.

(g)           Until the Release Time, Joy Power will immediately advise Golden Health in a detailed written notice of any material fact or occurrence or any pending or threatened material occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or the Joy Power Disclosure Letter, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party’s obligations under this Agreement not to be fully satisfied.

(h)           Joy Power shall use its commercially reasonable efforts to insure that all confidential information which Joy Power or any of its respective officers, directors, employees, counsel, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Golden Health, any affiliate thereof, or any customer or supplier thereof or of any such affiliate shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them except in the ordinary course of business and for the benefit of Joy Power; provided, however, that the restrictions of this sentence shall not apply (A) after this Agreement is terminated pursuant to Article IV or V hereof or otherwise, (B) as may otherwise be required by law, (C) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (D) to the extent the information shall have otherwise become publicly available.

(i)            Before Joy Power releases any information concerning this Agreement or any of the transactions contemplated by this Agreement which is intended for, or may result in, public dissemination thereof, Joy Power shall cooperate with Golden Health, shall furnish drafts of all documents or proposed oral statements to Golden Health for comment, and shall not release any such information without the written consent of Golden Health, which consent shall not be unreasonably withheld.  Nothing contained herein shall prevent Joy Power from releasing any information if required to do so by law.

(j)            Joy Power shall not make any agreement or reach any understanding not approved in writing by Golden Health as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement.

(k)           Joy Power shall furnish, or cause to be furnished, for inclusion in the Periodic Reports to be filed pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or for inclusion in Golden Health’s filings under state “blue-sky,”

securities, or take-over laws, such information about Joy Power or the Joy Power Shareholders as may be required or as may be reasonably requested by Golden Health, and shall continue to furnish or cause to be furnished such information as is necessary to keep such information correct and complete in all material respect until the Release Time.  Joy Power represents and warrants that the information that it has furnished to date, taken as a whole, does not now, and will not at any time prior to the Release Time, (i) contain an untrue statement of a material fact or (ii) omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.

(l)            Transfer Taxes.  Joy Power shall timely prepare and file any declaration or filing necessary to comply with any transfer tax statutes that require any such filing before the Closing.

(m)          On or prior to the Due Diligence Date, Joy Power shall deliver to Golden Health the Joy Power Disclosure Letter, which letter shall be correct and complete in all material respects.

Section 3.02         Covenants of the Joy Power Shareholders.  Each Joy Power Shareholder, severally, but not jointly, covenants and agrees that, after the date hereof and through the Release Time, unless Golden Health will otherwise approve in writing, which approval will not be unreasonably withheld, as follows:

(a)           Such Joy Power Shareholder will use best efforts to cause Joy Power to perform each covenant thereof set forth herein on a timely basis.

(b)           Until the earlier of the Release Time, such Joy Power Shareholder shall take no action the result of which shall be to cause Joy Power to make any amendment in the certificate of incorporation or by-laws (or, in each case, the comparable charter documents, if any, under applicable law) thereof.

(c)           Before such Joy Power Shareholder releases any information concerning this Agreement or any of the transactions contemplated by this Agreement which is intended for, or may result in, public dissemination thereof, such Joy Power Shareholder shall cooperate with Golden Health, shall furnish drafts of all documents or proposed oral statements to Golden Health for comment, and shall not release any such information without the written consent of Golden Health, which consent shall not be unreasonably withheld.  Nothing contained herein shall prevent such Joy Power Shareholder from releasing any information if required to do so by law.

(d)           Such Joy Power Shareholder shall furnish, or cause to be furnished, for inclusion in the Periodic Reports to be filed pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or for inclusion in Golden Health’s filings under state “blue-sky,” securities, or take-over laws, such information about Joy Power or the Joy Power Shareholders as may be required or as may be reasonably requested by Golden Health, and shall continue to furnish or cause to be furnished such information as is necessary to keep such information correct and complete in all material respect until the Release Time.  Such Joy Power

Shareholder represents and warrants that the information in writing that it has furnished to date regarding himself or herself, taken as a whole, does not now, and will not at any time prior to the Release Time, (i) contain an untrue statement of a material fact or (ii) omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.

ARTICLE IV

CONDITIONS; ABANDONMENT AND TERMINATION

Section 4.01         Right of Golden Health to Abandon.  Golden Health’s Board of Directors shall have the right to abandon or terminate this Agreement if any of the following conditions shall not be true or shall not have occurred, as the case may be, as of the specified date or dates:

(a)           All representations and warranties of Joy Power and each Joy Power Shareholder contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing Date as though such representations and warranties were then made in exactly the same language by Joy Power or the Joy Power Shareholders, as applicable, and regardless of knowledge or lack thereof on the part of Joy Power or the Joy Power Shareholders (as applicable) or changes beyond its control; as of the Closing Date, Joy Power and each Joy Power Shareholder shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by it at or before the Closing Date, respectively, by this Agreement; and Golden Health shall have received a certificate executed by the chief executive officer and the chief financial officer of Joy Power and each Joy Power Shareholder, dated the Closing Date, to that effect.

(b)           Golden Health shall have received at the Closing Date certificates executed by the chief executive officer and the chief financial officer of Joy Power and of each Joy Power Shareholder as of such dates, to the effect that they have carefully examined the financial statements of Joy Power delivered to Golden Health pursuant hereto, as well as the Joy Power Disclosure Letter, and, to the best of their knowledge, (i) neither such financial statements, nor the Joy Power Disclosure Letter (A) contains an untrue statement of a material fact or (B) omits to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, provided in each case that such untrue statement or omission relates to information furnished by or on behalf of, or pertaining to, Joy Power or any Joy Power security holder, (ii) since the date hereof, no event with respect to Joy Power or any Joy Power security holder has occurred which should have been set forth in an amendment to either such financial statements or the Joy Power Disclosure Letter, which has not been set forth in such an amendment or supplement, and (iii) any contract, agreement, instrument, lease, or license regarding Joy Power required to be included in the Joy Power Disclosure Letter.

(c)           Joy Power and each Joy Power Shareholder shall have delivered to Golden Health at or prior to the Closing Date such other documents (including certificates of officers of Joy Power) as Golden Health may reasonably request in order to enable Golden Health to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

(d)           All actions, proceedings, instruments, and documents required by Joy Power and the Joy Power Shareholders to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to Golden Health, and Joy Power and the Joy Power Shareholders shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

(e)           At the Closing, there shall not be pending any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

(f)            There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of Golden Health, (i) makes this Agreement or any of the transactions contemplated by this Agreement illegal, (ii) results in a delay in the ability of Joy Power or Golden Health to consummate the transactions contemplated by this Agreement beyond October 15, 2005 (the “Drop Dead Date”), (iii) requires the divestiture by Golden Health of a material portion of the business of either Golden Health or of Joy Power, (iv) imposes material limitations on the ability of Golden Health effectively to exercise full rights of ownership of shares of Joy Power including the right to vote such shares on all matters properly presented to the stockholders of Joy Power, or (v) otherwise prohibits, restricts, or delays consummation of the transactions contemplated by this Agreement or impairs the contemplated benefits to Golden Health of this Agreement or any of the other transactions contemplated by this Agreement.

(g)           The parties to this Agreement shall have obtained at or prior to the Closing Date all unconditional written approval to this Agreement and to the execution, delivery, and performance of this Agreement by each of them of relevant governmental authorities having jurisdiction over Golden Health or Joy Power or the subject matter of this Agreement.

(h)           At or prior to the Closing Date, Golden Health shall have made all filings, and taken all actions, necessary to comply with all applicable “blue-sky” laws with regard to the issuance of Golden Health Common Stock as contemplated by this Agreement other than the filing of Form D up to 15 days following the Closing.  Without limiting the generality of the foregoing, any prescribed periods within which a “blue-sky” or securities law administrator may disallow Golden Health’s notice of reliance on an exemption from such state’s requirements, shall have elapsed at or prior to the Closing.

(i)            The parties to this Agreement shall have obtained at or prior to the Closing Date all consents required for the consummation of the transactions contemplated by this Agreement from any unrelated third party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them is a party, or to which any of them or any of their respective businesses, properties, or assets are subject.

(j)            There shall not have been any material adverse change in the condition (financial or otherwise), operations, business, assets, liabilities, earnings or prospects of Joy Power since the date hereof.

(k)           Golden Health shall conduct a due diligence review of Joy Power and the Joy Power Shareholders, including, without limitation, a review of the Joy Power Disclosure Letter and the documents referenced therein delivered prior to the Closing Date, and shall be reasonably satisfied with the result of such review.

Section 4.02         Right of Joy Power and the Joy Power Shareholders to Abandon.  By the election of a majority in interest in Joy Power held by the Joy Power Shareholders (the “Majority Joy Power Shareholders”), the Joy Power Shareholders or, otherwise, Joy Power’s Board of Directors shall have the right to abandon or terminate this Agreement if any of the following conditions shall not be true or shall not have occurred, as the case may be, as of the specified date or dates:

(a)           All representations and warranties of Golden Health contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing Date as though such representations and warranties were then made in exactly the same language by Golden Health and regardless of knowledge or lack thereof on the part of Golden Health or changes beyond its control; as of the Closing Date, Golden Health shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by them at or before the Closing Date by this Agreement; and Joy Power shall have received certificates executed by the chief executive officer and the chief financial officer of Golden Health, dated the Closing Date, to that effect.

(b)           Golden Health shall have delivered to Joy Power and the Joy Power Shareholders at or prior to the Closing such documents (including certificates of officers of Golden Health) as Joy Power and the Joy Power Shareholders may reasonably request in order to enable Joy Power and the Joy Power Shareholders to determine whether the conditions to Golden Health’s obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

(c)           All actions, proceedings, instruments, and documents required by Golden Health to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to Joy Power and the Joy Power Shareholders, and Golden Health shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

(d)           At the Closing Date, there shall not be pending any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

(e)           There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of Joy Power or the Joy Power Shareholders, (i) makes this Agreement or any of the transactions contemplated by this Agreement illegal, (ii) results in a delay in the ability of Golden Health or Joy Power to consummate any of the transactions contemplated by this Agreement beyond the Drop Dead Date, or (iii) otherwise prohibits, restricts, or delays consummation of the other transactions contemplated by this Agreement or impairs the contemplated benefits to the Joy Power Shareholders of this Agreement or any of the transactions contemplated by this Agreement.

(f)            The parties to this Agreement shall have obtained at or prior to the Closing Date all unconditional written approval to this Agreement and to the execution, delivery, and performance of this Agreement by each of them of relevant governmental authorities having jurisdiction over Golden Health or Joy Power or the subject matter of this Agreement.

(g)           At or prior to the Closing Date, Golden Health shall have made all filings, and taken all actions, necessary to comply with all applicable “blue-sky” laws with regard to the issuance of Golden Health Common Stock as contemplated by this Agreement other than the filing of Form D up to 15 days following the Closing.  Without limiting the generality of the foregoing, any prescribed periods within which a “blue sky” or securities law administrator may disallow Golden Health’s notice of reliance on an exemption from such state’s requirements, shall have elapsed at or prior to the Closing Date.

(h)           The parties to this Agreement shall have obtained at or prior to the Closing Date all consents required for the consummation of the transactions contemplated by this Agreement from any unrelated third party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them is a party, or to which any of them or any of their respective businesses, properties, or assets are subject.

(i)            Joy Power and the Joy Power Shareholders shall conduct a due diligence review of Golden Health, including, without limitation, a review of the Golden Health Disclosure Letter and the documents referenced therein delivered prior to the Closing Date, and same shall be satisfactory in the reasonable opinion of Joy Power and the Joy Power Shareholders.

ARTICLE V

ADDITIONAL TERMS OF ABANDONMENT

Section 5.01         Optional Abandonment.  In addition to the provisions of Article IV, the transactions contemplated by this Agreement may be abandoned or terminated at or before the Closing notwithstanding adoption and approval of this Agreement and the transactions contemplated hereby by the stockholders of the parties hereto:

(a)           by mutual agreement of the Boards of Directors of Golden Health and Joy Power;

(b)           at the option of Golden Health’s Board of Directors or Joy Power’s Board of Directors, if the Closing Date shall not have occurred on or before the Drop Dead Date;

(c)           at the option of Golden Health’s Board of Directors, if facts exist which render impossible compliance with one or more of the conditions set forth in Section 4.01 and such are not waived by Golden Health; and

(d)           at the option of Joy Power’s Board of Directors or by the election of the Majority Joy Power Shareholders if facts exist which render impossible compliance with one or more of the conditions set forth in Section 4.02 and such are not waived by Joy Power.

Section 5.02         Effect of Abandonment.       If the transactions contemplated by this Agreement are abandoned or terminated as provided for in Article IV or in this Article V, except for Sections 3.01(e), 3.02(h) and Article VI, this Agreement shall forthwith become wholly void and of no further force or effect without liability on the part of either party to this Agreement or on the part of any officer, director, controlling person (if any), employee, counsel, agent, or stockholder thereof; provided, however, that nothing in this Section 5.02 shall release Golden Health or Joy Power or any officer, director, controlling person (if any), employee, counsel, agent, or stockholder thereof from liability for a willful failure to carry out its respective obligations under this Agreement

ARTICLE VI

MISCELLANEOUS

Section 6.01         Expenses.  Whether or not the transactions contemplated in this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, will be paid by the party incurring such expense or as otherwise agreed to herein.

Section 6.02         Brokers and Finders.  Each of the parties hereto represents, as to itself, that no agent, broker, investment banker or firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except as may be otherwise set forth herein or by separate document.

Section 6.03         Necessary Actions.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  In the event at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper executive officers and/or directors of Golden Health or Joy Power, as the case may be, or the relevant Joy Power Shareholder or Joy Power Shareholders will take all such necessary action.

Section 6.04         Extension of Time; Waivers.  At any time prior to the Closing Date:

(a)           Golden Health may (i) extend the time for the performance of any of the obligations or other acts of Joy Power or any Joy Power Shareholder or Joy Power Shareholders, (ii) waive any inaccuracies in the representations and warranties of Joy Power or any Joy Power Shareholder or Joy Power Shareholders, or contained herein or in any document delivered pursuant hereto by Joy Power or any Joy Power Shareholder or Joy Power Shareholders, and (iii) waive compliance with any of the agreements or conditions contained herein to be performed by  Joy Power or any Joy Power Shareholder or Joy Power Shareholders.  Any agreement on the part of Golden Health to any such extension or waiver will be valid only if set forth in an instrument, in writing, signed on behalf of Golden Health.

(b)           Joy Power and the Joy Power Shareholder (by action of the Majority Joy Power Shareholders), may (i) extend the time for the performance of any of the obligations or other acts of Golden Health, (ii) waive any inaccuracies in the representations and warranties of Golden Health contained herein or in any document delivered pursuant hereto by Golden Health and (iii) waive compliance with any of the agreements or conditions contained herein to be performed by Golden Health.  Any agreement on the part of Joy Power and to any such extension or waiver will be valid only if set forth in an instrument, in writing, signed on behalf of Joy Power.

Section 6.05         Notices.  Any notice to any party hereto pursuant to this Agreement will be in writing and given by Certified or Registered Mail or by facsimile, addressed as follows:

GOLDEN HEALTH HOLDINGS, INC.	Joy Power International Holdings Ltd.
No. 1509, Hangyun Building	Room 03, 17/F,
48, 2 Road, Ba Qi	Fee Tat Commercial Centre,
Guangzhou, PRC	613 Nathan Road, Mong Kok,
Fax: +86 (20) 8329-5339	Kowloon, Hong Kong
Fax: +852 3580-0107

Additional notices are to be given as to each party, at such other address as should be designated in writing complying as to delivery with the terms of this Section 6.05.  All such notices will be effective when received.

Section 6.06         Parties in Interest.  This Agreement will inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns.  Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

Section 6.07         Counterpart.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all together will constitute one document.  The delivery by facsimile of an executed counterpart of this Agreement will be deemed to be an original and will have the full force and effect of an original executed copy.

Section 6.08         Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of any of the other provisions hereof.  If any provisions of this Agreement, or the application thereof to any person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 6.09         Headings.  The Article and Section headings are provided herein for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

Section 6.10         Governing Law.  This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of New York, without regard to the conflict of law principles thereof.

Section 6.11         Survival of Representations and Warranties.  All terms, conditions, representations and warranties set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for in it, will survive the Closing and the delivery of the shares of Golden Health Common Stock to be issued hereunder at the Closing for a period of two years after Closing, regardless of any investigation made by or on behalf of any of the parties hereto.

Section 6.12         Assignability.  This Agreement will not be assignable by operation of law or otherwise and any attempted assignment of this Agreement in violation of this subsection will be void ab initio.

Section 6.13         Amendment.  This Agreement may be amended with the approval of the Majority Joy Power Shareholders and the boards of directors of each of Golden Health and Joy Power at any time.  This Agreement may not be amended except by an instrument, in writing, signed on behalf of each of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in a manner legally binding upon them as of the date first above written.

GOLDEN HEALTH HOLDINGS, INC.

By	/s/ Hongzhong Hu
Name: Hongzhong Hu
Title: Director

JOY POWER INTERNATIONAL
HOLDINGS LIMITED

By	/s/ Yu Fai Yip
Name: Yu Fai Yip
Title: Director

JOY POWER SHAREHOLDERS:

/s/ Yu Fai Yip
Name: Yu Fai Yip

SCHEDULE A

Name and Address	Percentage of Joy Power Held	Shares of Golden Health Common Stock

Yu Fai Yip Room 03, 17/F, Fee Tat Commercial Centre, 613 Nathan Road, Mong Kok, Kowloon, Hong Kong	100%	54,000,000